Exhibit 99.1

Liberator Signs $17 Million TENGA Distribution Agreement

ATLANTA, GA, February 7, 2013 – Liberator, Inc. (OTCQB: LUVU), today announced the signing of a new three-year, $17 million exclusive marketing and distribution agreement with TENGA Co., Ltd.

OneUp Innovations, Inc., the operating company of Liberator, has been the exclusive U.S. distributor for Tokyo-based Tenga since 2010. Under the new agreement, OneUp Innovations has agreed to purchase JPY 1.25 billion of TENGA products for sale and distribution in the United States over the next three years. At current exchange rates and at current selling prices, this represents approximately $17 million in wholesale sales revenue for Liberator.

“The Tenga line of male masturbators is the number one selling male sex toy in Japan and we believe Liberator is the best partner to continue our expansion in North America” said Mr. Koichi Matsumoto, CEO of Tenga.

"We are extremely pleased that TENGA has decided to continue our partnership as we work with them to reach the next level of success in the U.S.," stated Louis Friedman, CEO of Liberator, Inc. "Over the last three years we have greatly expanded the sales and distribution of TENGA products through traditional adult channels as well as drug store, mass market and other mainstream channels including emerging internet flash sites. We expect this trend to gain momentum as more and more mainstream adult male consumers begin to appreciate the sexual wellness benefits of the full line of TENGA products.”

The TENGA male sexual enhancement devices are innovative in their function and product design, shaped and sized in such a way that they look and feel like any other toiletry a man would normally carry or use while at home or on the road.

About Liberator, Inc.

Liberator, Inc. is a dynamic vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is headquartered in a 140,000 square foot facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 120 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and international licensees. The company is known for cutting-edge advertising and product branding.

Liberator operates an online retail e-commerce website at: www.liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

For comprehensive investor relations material, including fact sheets, research reports, and videos regarding Liberator, please the Company’s investor relations web site at www.invest-in-LUVU-Liberator.com.

About TENGA Co., Ltd.

TENGA Co., Ltd was founded on the concept of bringing sex and sexuality to the forefront, for all to enjoy. On the 7th of July 2005, the “male pleasure item” brand TENGA was first released; a line of safe, functional, well-designed and above all enjoyable male pleasure items – products used for male masturbation.

The revolutionary products did away with the obscene imagery and lewd products of the past, with pioneering design and technology creating products of functionality never seen before in the industry. The first five TENGA CUPs sold over one million units in their first year, and the entire TENGA line up have now sold over 25 million units in over 40 countries world-wide – making the TENGA brand the best selling male pleasure item brand in the world.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason. Actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com